Exhibit 3.67(a)

State of Delaware Secretary of State Division of Corporations Delivered 05:50 PM 07/23/2010 FILED 05:16 PM 07/23/2010 SRV 100769700 - 4852019 FILE

CERTIFICATE OF FORMATION

OF

CLUBCORP WIND WATCH, LLC

1. The name of the limited liability company is: ClubCorp Wind Watch, LLC

2. The address of its registered office in the State of Delaware is: 2711 Centerville Road, Suite 400 in the City of Wilmington, Zip Code 19808. The name of its registered agent as such address is: Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ClubCorp Wind Watch, LLC, this 23rd day of July, 2010.

Authorized Person,

/s/ Amber Imhoff
Amber Imhoff